FOR IMMEDIATE RELEASE
Contact: Nick Zangari
(502) 394-1157
Nick.Zangari@kyderby.com
CHURCHILL DOWNS INCORPORATED REPORTS
2018 FOURTH QUARTER AND FULL YEAR RESULTS
LOUISVILLE, Ky. (February 27, 2019) - Churchill Downs Incorporated (Nasdaq: CHDN) ("CDI" or the "Company") today reported business results for the quarter and full year ended December 31, 2018. All share and share-related information presented herein has been retroactively adjusted to reflect the three-for-one stock split of CDI's outstanding common stock that occurred in January 2019 (the "Stock Split").
Fourth Quarter 2018 Highlights

•	Net revenue of $219.0 million, up 22% over the prior year quarter

•	Net income from continuing operations of $7.3 million, compared to $34.4 million in prior year quarter

•	Diluted earnings per share ("EPS") from continuing operations of $0.18, compared to $0.74 in the prior year quarter

•	Net income of $11.4 million, compared to $38.2 million in prior year quarter

◦	Adjusted net income of $8.6 million, up 69%, compared to $5.1 million in the prior year quarter

•	Diluted EPS of $0.28, compared to $0.82 in prior year quarter

◦	Adjusted diluted EPS of $0.21, up 91%, compared to $0.11 in the prior year quarter

•	Adjusted EBITDA of $43.0 million, up 14%, compared to $37.8 million in the prior year quarter
Full Year 2018 Highlights

•	Net revenue of $1,009.0 million, up 14% over the prior year

•	Net income from continuing operations of $182.6 million, compared to $122.4 million in the prior year

•	Diluted EPS from continuing operations of $4.39, up 72%, compared to $2.55 in the prior year

•	Net income of $352.8 million, compared to $140.5 million in the prior year

◦	Adjusted net income of $151.3 million, up 61%, compared to $94.1 million in the prior year

•	Diluted EPS of $8.48, compared to $2.92 in the prior year

◦	Adjusted diluted EPS of $3.64, up 86%, compared to $1.96 in the prior year

•	Adjusted EBITDA of $328.8 million, up 15% over the prior year

CONSOLIDATED RESULTS	Fourth Quarter		Years Ended December 31,
(in millions, except per share data)	2018	2017	2018	2017

Net revenue	$219.0	$178.9	$1,009.0	$882.6
Net income from continuing operations	$7.3	$34.4	$182.6	$122.4
Diluted EPS from continuing operations	$0.18	$0.74	$4.39	$2.55
Net income	$11.4	$38.2	$352.8	$140.5
Diluted EPS	$0.28	$0.82	$8.48	$2.92
Adjusted net income(a)	$8.6	$5.1	$151.3	$94.1
Adjusted diluted EPS(a)	$0.21	$0.11	$3.64	$1.96
Adjusted EBITDA(a)	$43.0	$37.8	$328.8	$286.2

(a) This is a non-GAAP measure. See explanation of non-GAAP measures below.

Sale of Big Fish Games
On January 9, 2018, the Company closed the sale of its mobile gaming subsidiary, Big Fish Games Inc. ("Big Fish Games"), to Aristocrat Technologies, Inc. for aggregate consideration of approximately $990 million in cash ("Big Fish Transaction"). For purposes of our consolidated financial statements and information included in this release prepared in conformity with U.S. generally accepted accounting principles ("GAAP"), the Big Fish Games segment is classified as held for sale and discontinued operations. Therefore, Big Fish Games is excluded from net revenue, operating income and Adjusted EBITDA. Net income and diluted EPS include the results from Big Fish Games' discontinued operations. For purposes of our consolidated statements of cash flows, the Company has included the results of Big Fish Games. See explanation of non-GAAP measures below.
Acquisition of Presque Isle
On January 11, 2019, we completed the previously announced acquisition of Presque Isle Downs & Casino located in Erie, Pennsylvania from Eldorado Resorts, Inc. for cash consideration of $178.9 million, subject to certain working capital and other purchase price adjustments.
Ocean Downs/Saratoga Transaction
On August 31, 2018, the Company closed the acquisition of the remaining 50% ownership of the Ocean Downs Casino and Racetrack located in Berlin, Maryland ("Ocean Downs") owned by Saratoga Casino Holdings LLC ("SCH") in exchange for liquidating the Company's 25% equity interest in SCH, which was the parent company of Saratoga Casino Hotel in Saratoga Springs, New York ("Saratoga New York") and Saratoga Casino Black Hawk in Black Hawk, Colorado ("Saratoga Colorado") (collectively, the "Ocean Downs/Saratoga Transaction"). Upon the closing of the Ocean Downs/Saratoga Transaction, the Company owns 100% of Ocean Downs and has no equity interest or management involvement in Saratoga New York or Saratoga Colorado. The Company recorded a $54.9 million book gain ($42.3 million net of tax) on the Ocean Downs/Saratoga Transaction during the year ended December 31, 2018.
Pending Acquisition of Certain Ownership Interests in Midwest Gaming Holdings, LLC
On October 31, 2018, the Company announced that it had entered into a definitive purchase agreement pursuant to which the Company will acquire certain ownership interests of Midwest Gaming Holdings, LLC ("Midwest Gaming"), the parent company of Rivers Casino Des Plaines in Des Plaines, Illinois ("Rivers Des Plaines"), for cash (the "Sale Transaction").
The Sale Transaction will be comprised of (i) the Company’s purchase of 100% of the ownership stake in Midwest Gaming held by affiliates and co-investors of Clairvest Group Inc. ("Clairvest") for approximately $291.0 million and (ii) the Company’s offer to purchase, on the same terms, additional units of Midwest Gaming held by High Plaines Gaming, LLC ("High Plaines"), an affiliate of Rush Street Gaming, LLC, and Casino Investors, LLC ("Casino Investors").
Following the closing of the Sale Transaction, the parties expect to enter into a recapitalization transaction pursuant to which Midwest Gaming will use approximately $300.0 million in proceeds from new credit facilities to redeem, on a pro rata basis, additional Midwest Gaming units held by High Plaines and Casino Investors (the "Recapitalization" and together with the Sale Transaction, the "Transactions").
Based on the results of the purchase of the Clairvest ownership stake and the purchase, on the same terms, of additional units held by High Plaines and Casino Investors, the Company will acquire, at the closing of the Sale Transaction, approximately 42% of Midwest Gaming for aggregate cash consideration of approximately $407.0 million. As a result of the Recapitalization, the Company's ownership of Midwest Gaming will increase to approximately 62%.
The Transactions are dependent on usual and customary closing conditions, including securing approval from the Illinois Gaming Board. The Transactions are expected to close in the first half of 2019.
Stock Split
On October 30, 2018, the Company's Board of Directors approved the Stock Split of the Company's common stock for shareholders of record as of January 11, 2019. The additional shares resulting from the Stock Split were distributed on January 25, 2019. Our common stock began trading at the split-adjusted price on January 28, 2019.

Fourth Quarter 2018 Net Income
The Company's fourth quarter 2018 net income was $11.4 million, comprised of $7.3 million in net income from continuing operations and $4.1 million in net income from discontinued operations, compared to $38.2 million in the prior year quarter, comprised of $34.4 million in net income from continuing operations and $3.8 million in net income from discontinued operations.
The following items impacted the comparability of the Company's fourth quarter net income from continuing operations:

•
$57.7 million provisional tax benefit recorded in the fourth quarter of 2017 that did not recur in 2018 primarily related to the re-measurement of our net deferred tax liabilities associated with the Tax Cuts and Jobs Act ("Tax Act"), which reduced the U.S. corporate tax rate from 35% to 21%.

•	Partially offset by:

◦	$26.5 million of non-cash after-tax asset impairments and loss on extinguishment of debt in the fourth quarter of 2017 that did not recur in 2018; and

◦	$1.4 million increase of after-tax other non-recurring expenses.
Excluding these items, fourth quarter 2018 net income from continuing operations grew $2.7 million primarily due to the following:

•	$1.5 million decrease in after-tax net interest expense associated with lower outstanding debt balances; and

•
$1.2 million after-tax increase driven by the results of our operating segments and equity in income of our unconsolidated affiliates. Included in our fourth quarter 2018 results was a $1.8 million after-tax increase in our bonus expense and stock-based compensation compared to the prior year quarter.

The Company's fourth quarter 2018 net income from discontinued operations increased by $0.3 million related to Big Fish Games net income. In the fourth quarter of 2018, we incurred an income tax benefit related to a change in estimate for state apportionment treatment of the Big Fish Transaction in certain states in which recent state tax reform was passed.
We have included a schedule to reconcile GAAP net income to adjusted net income in our supplemental information to this press release.
Full Year 2018 Net Income
The Company's 2018 net income was $352.8 million, comprised of $182.6 million in net income from continuing operations and $170.2 million in net income from discontinued operations, compared to $140.5 million in the prior year, comprised of $122.4 million in net income from continuing operations and $18.1 million in net income from discontinued operations.
The following items impacted the comparability of the Company's full year net income from continuing operations:

•	$42.3 million net of tax gain on the Ocean Downs/Saratoga Transaction;

•	$26.5 million of non-cash after-tax asset impairments and loss on extinguishment of debt in the fourth quarter of 2017 that did not recur in 2018; and

•	$27.0 million decrease related to our income tax provision as a result of the Tax Act and reduction to the maximum federal corporate income tax rate from 35% to 21% effective January 1, 2018.

•	Partially offset by the following:

◦
$57.7 million provisional tax benefit recorded in the fourth quarter of 2017 that did not recur in 2018 primarily related to the re-measurement of our net deferred tax liabilities associated with the Tax Act; and

◦	$5.5 million after-tax increase primarily related to higher transaction expenses and pre-opening costs related to Derby City Gaming.

Excluding these items, 2018 net income from continuing operations grew $27.6 million primarily due to the following:

•	$21.8 million after-tax increase primarily driven by the results of our operating segments and equity in income of our unconsolidated affiliates; and

•	$5.8 million decrease in after-tax net interest expense associated with lower outstanding debt balances.
The Company's 2018 net income from discontinued operations increased $152.1 million from the prior year due to a $168.3 million after-tax gain on the Big Fish Transaction, partially offset by a $16.2 million decrease in Big Fish Games net income.
We have included a schedule to reconcile GAAP net income from continuing operations to adjusted net income in our supplemental information to this press release.
Operating Segment Results
In the fourth quarter of 2018, we changed our TwinSpires segment name to Online Wagering as we continue to expand our online sports betting and iGaming platforms.
We use Adjusted EBITDA to evaluate segment performance, develop strategy and allocate resources. We utilize the Adjusted EBITDA metric because we believe the inclusion or exclusion of certain recurring items is necessary to provide a more accurate measure of our core operating results and enables management and investors to evaluate and compare from period to period our operating performance in a meaningful and consistent manner. Adjusted EBITDA should not be considered as an alternative to operating income as an indicator of performance, as an alternative to cash flows from operating activities as a measure of liquidity, or as an alternative to any other measure provided in accordance with GAAP. Our calculation of Adjusted EBITDA may be different from the calculation used by other companies and, therefore, comparability may be limited.
The operating segment summaries below present net revenue from external customers and intercompany revenue from each of our operating segments:

Racing	Fourth Quarter		Years Ended December 31,
(in millions)	2018	2017	2018	2017

Net revenue	$34.1	$32.9	$295.4	$276.6
Adjusted EBITDA	(6.1)	(6.2)	92.4	84.5
For the quarter, net revenue increased $1.2 million due to a $1.4 million increase at Churchill Downs primarily from a $2.2 million increase from hosting the Breeders' Cup in November and increased handle during our fall meet, partially offset by a $0.8 million decrease from timing of the impact of revenue recognition under ASC 606. This increase was partially offset by a $0.2 million decrease from other sources.
For the full year, net revenue increased $18.8 million driven by a $21.0 million increase at Churchill Downs primarily from a successful Kentucky Derby and Oaks week performance. Partially offsetting this increase were a $1.8 million decrease at Arlington primarily due to lower meet attendance as a result of inclement weather and a $0.4 million decrease from other sources.
Adjusted EBITDA increased by $7.9 million for the full year 2018 primarily driven by:

•	$9.3 million increase at Churchill Downs primarily from a successful Kentucky Derby and Oaks week driven by increased ticket sales and handle.

•	Partially offset by:

◦	$1.1 million decrease at Arlington primarily due to decreased net revenue from lower meet attendance as a result of inclement weather; and

◦	$0.3 million decrease from other sources.

Online Wagering	Fourth Quarter		Years Ended December 31,
(in millions)	2018	2017	2018	2017

Net revenue	$61.7	$57.5	$291.5	$256.7
Adjusted EBITDA	13.9	13.1	72.8	64.4
For the quarter, net revenue increased $4.2 million primarily due to 1.2% handle growth, which outpaced the U.S. thoroughbred industry performance by 0.2 percentage points, and the adoption of ASC 606, which resulted in changes between the classification of net revenue and marketing and content operating expense. Adjusted EBITDA increased by $0.8 million primarily due to the increase in handle.
For the full year 2018, net revenue increased $34.8 million primarily due to handle growth of 8.3%, which outpaced the U.S. thoroughbred industry performance by 5.0 percentage points, and the adoption of ASC 606, which resulted in modifications between the classification of net revenue and marketing and content operating expenses. Adjusted EBITDA increased $8.4 million driven primarily by the increase in handle.

Casino	Fourth Quarter		Years Ended December 31,
(in millions)	2018	2017	2018	2017

Net revenue	$109.9	$87.2	$411.2	$350.5
Adjusted EBITDA	35.6	33.7	169.5	146.0
For the fourth quarter of 2018, net revenue increased $22.7 million primarily driven by:

•	$17.8 million increase at Ocean Downs as a result of the Ocean Downs/Saratoga Transaction, which resulted in the Company consolidating Ocean Downs results beginning on September 1, 2018;

•
$2.0 million increase at our Louisiana properties, a $1.2 million increase at Riverwalk, and a $0.6 million increase at Harlow's, all of which resulted primarily from successful marketing and promotional activities; and

•	$1.1 million increase at Oxford primarily due to the hotel and expanded gaming floor opening in December 2017.
Adjusted EBITDA increased $1.9 million for the quarter primarily as a result of the increase in net revenue and strong performance by our equity investment in Miami Valley Gaming ("MVG").
For the full year 2018, net revenue increased $60.7 million driven by the following:

•	$25.9 million increase at Ocean Downs as a result of the Ocean Downs/Saratoga Transaction, which resulted in the Company consolidating Ocean Downs results beginning on September 1, 2018;

•	$11.2 million increase at Oxford due to the hotel and expanded gaming floor opening in December 2017;

•	$10.7 million increase at Calder due to capital improvements and the temporary closure of a competitor due to Hurricane Irma which re-opened during the second quarter of 2018; and

•	$7.1 million increase at our Louisiana properties and a $6.3 million increase at Riverwalk, both of which resulted from successful promotional activities.

•	Partially offsetting these increases was a $0.5 million decrease from other sources.
Adjusted EBITDA increased $23.5 million for the full year 2018, driven by the following:

•
$23.1 million increase from our wholly-owned Casino properties, including a $7.2 million increase at Ocean Downs, a $4.9 million increase at Riverwalk, a $4.8 million increase at Calder, a $3.2 million increase at Oxford, and a $2.2 million increase at our Louisiana properties, all of which were primarily driven by the increases in net revenue. Harlow's also increased $0.8 million primarily due to favorable insurance reserve adjustments; and

•	$0.4 million increase from our equity investments due to strong performance at MVG, partially offset by a decrease due to the Ocean Downs/Saratoga Transaction.

Other Investments	Fourth Quarter		Years Ended December 31,
(in millions)	2018	2017	2018	2017

Net revenue	$18.0	$6.0	$37.8	$23.7
Adjusted EBITDA	2.8	0.7	5.3	3.7
For the fourth quarter of 2018, net revenue increased $12.0 million and Adjusted EBITDA increased $2.1 million primarily driven by the opening of Derby City Gaming in September 2018.
For the full year 2018, net revenue increased $14.1 million and Adjusted EBITDA $1.6 million primarily driven by the opening of Derby City Gaming in September 2018.
Capital Management
The Company repurchased 372,282 shares of its common stock in conjunction with its publicly announced share repurchase program at a total cost of $32.0 million in the fourth quarter of 2018. We had approximately $268.0 million repurchase authority remaining under this program as of December 31, 2018.
Conference Call
A conference call regarding this news release is scheduled for Thursday, February 28, 2019 at 9 a.m. ET. Investors and other interested parties may listen to the teleconference by accessing the online, real-time webcast and broadcast of the call at http://ir.churchilldownsincorporated.com/events.cfm, or by dialing (877) 372-0878 and entering the pass code 3994597 at least 10 minutes before the appointed time. International callers should dial (253) 237-1169. An online replay will be available at approximately noon ET on Thursday, February 28, 2019 and will continue to be available for two weeks. A copy of the Company’s news release announcing quarterly results and relevant financial and statistical information about the period will be accessible at www.churchilldownsincorporated.com.
Use of Non-GAAP Measures
In addition to the results provided in accordance with GAAP, the Company also uses non-GAAP measures, including adjusted net income, adjusted diluted EPS, EBITDA (earnings before interest, taxes, depreciation and amortization) and Adjusted EBITDA.
Adjusted EBITDA includes CDI's portion of the EBITDA from our equity investments.
Adjusted EBITDA excludes:

•	Transaction expense, net which includes:

◦	Acquisition and disposition related charges, including fair value adjustments related to earnouts and deferred payments;

◦	Calder Racing exit costs; and

◦	Other transaction expense, including legal, accounting, and other deal-related expense;

•	Stock-based compensation expense;

•	Asset impairments;

•	Gain on Ocean Downs/Saratoga Transaction;

•	Gain on Calder land sale;

•	Loss on extinguishment of debt;

•	Pre-opening expense; and

•	Other charges, recoveries and expenses
The Company uses non-GAAP measures as a key performance measure of the results of operations for purposes of evaluating performance internally. These measures facilitate comparison of operating performance between periods and helps investors to better understand the operating results of CDI by excluding certain items that may not be indicative of the Company's core business or operating results. The Company believes the use of these measures enables management and investors to evaluate and compare, from period to period, the Company’s operating performance in a meaningful and consistent manner. The non-GAAP measures are a supplemental measure of our performance that are not required by, or presented in accordance with, GAAP, and should not be considered as an alternative to, or more meaningful than, net income or diluted EPS (as determined in accordance with GAAP) as a measure of our operating results.
Due to the Big Fish Transaction, the Company has presented Big Fish Games as held for sale and discontinued operations in the consolidated financial statements and related notes in our Annual Report on Form 10-K.
About Churchill Downs Incorporated
Churchill Downs Incorporated (NASDAQ:CHDN), headquartered in Louisville, Ky., is an industry-leading racing, gaming and online entertainment company anchored by our iconic flagship event - The Kentucky Derby.  We own and operate the largest legal online horseracing wagering platform in the U.S., through our TwinSpires business. We are a leader in brick-and-mortar casino gaming with approximately 9,500 gaming positions in seven states after our Presque Isle acquisition closed on January 11, 2019. In August 2018, we launched our retail BetAmerica Sportsbook at our two Mississippi casino properties and have announced plans to enter additional U.S. sports betting and iGaming markets. Derby City Gaming, the first historical racing machine ("HRM") facility in Louisville, Kentucky, was opened in September 2018 with 900 HRM machines. Additional information about CDI can be found online at www.churchilldownsincorporated.com.
Information set forth in this press release contains various "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Private Securities Litigation Reform Act of 1995 (the "Act") provides certain "safe harbor" provisions for forward-looking statements. All forward-looking statements made in this press release are made pursuant to the Act.
The reader is cautioned that such forward-looking statements are based on information available at the time and/or management’s good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. Forward-looking statements speak only as of the date the statement was made. We assume no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. Forward-looking statements are typically identified by the use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “predict,” “project,” “seek,” “should,” “will,” and similar words, although some forward-looking statements are expressed differently.
Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from expectations include the following: the effect of economic conditions on our consumers' confidence and discretionary spending or our access to credit; additional or increased taxes and fees; public perceptions or lack of confidence in the integrity of our business; loss of key or highly skilled personnel; restrictions in our debt facilities limiting our flexibility to operate our business; general risks related to real estate ownership, including fluctuations in market values and environmental regulations; catastrophic events and system failures disrupting our operations; online security risk, including cyber-security breaches; inability to recover under our insurance policies for damages sustained at our properties in the event of inclement weather and casualty events; increases in insurance costs and inability to obtain similar insurance coverage in the future; inability to identify and complete acquisition, expansion or divestiture projects, on time, on budget or as planned; difficulty in integrating recent or future acquisitions into our operations; number of people attending and wagering on live horse races; inability to respond to rapid technological changes in a timely manner; inadvertent infringement of the intellectual property of others; inability to protect our own intellectual property rights; payment-related risks, such as risk associated with fraudulent credit card and debit card use; compliance with the Foreign Corrupt Practices Act or applicable money-laundering regulations; work stoppages and labor issues; difficulty in attracting a sufficient number of horses and trainers for full field horseraces; inability to negotiate agreements with industry constituents, including horsemen and other racetracks; personal injury litigation related to injuries occurring at our racetracks; our inability to utilize and provide totalisator services; weather conditions affecting our ability to conduct live racing; increased competition in the horseracing business; changes in the regulatory environment of our racing operations; changes in regulatory environment of our online horseracing business; increase in competition in our online horseracing; uncertainty and changes in the legal landscape relating to our online wagering business; legalization of online sports betting and iGaming in the United States and our ability to predict and capitalize on any suck legalization; inability to expand our sports betting operations and effectively compete; failure to comply with laws requiring us to block access to certain individuals could result in penalties or impairment in our ability to our mobile and online wagering products; increased competition in our casino business; changes in regulatory environment of our casino business; development and expansion of casinos is costly and susceptible to delays, cost overruns and other uncertainties; and concentration and evolution of slot machine manufacturing and other technology conditions that could impose additional costs.

CHURCHILL DOWNS INCORPORATED
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(unaudited except year ended 2018 and 2017 amounts)

	Three Months Ended December 31,		Years Ended December 31,
(in millions, except per common share data)	2018	2017	2018	2017
Net revenue:
Racing	$30.5	$29.3	$274.3	$257.3
Online Wagering	61.5	57.2	290.2	255.6
Casino	109.9	87.2	411.2	350.5
Other Investments	17.1	5.2	33.3	19.2
Total net revenue	219.0	178.9	1,009.0	882.6
Operating expense:
Racing	39.8	38.8	204.9	192.5
Online Wagering	43.5	39.6	196.1	170.2
Casino	79.8	61.8	284.1	247.3
Other Investments	14.8	4.7	32.2	17.8
Corporate	0.4	0.2	2.1	2.0
Selling, general and administrative expense	27.3	24.4	90.5	83.1
Impairment of tangible and other intangible assets	—	21.7	—	21.7
Transaction expense, net	1.4	0.4	10.3	2.3
Total operating expense	207.0	191.6	820.2	736.9
Operating income (loss)	12.0	(12.7)	188.8	145.7
Other income (expense):
Interest expense, net	(10.9)	(13.3)	(40.1)	(49.3)
Loss on extinguishment of debt	—	(20.7)	—	(20.7)
Equity in income of unconsolidated investments	5.2	2.8	29.6	25.5
Gain on Ocean Downs/Saratoga transaction	—	—	54.9	—
Miscellaneous, net	0.2	0.5	0.7	1.3
Total other (expense) income	(5.5)	(30.7)	45.1	(43.2)
Income (loss) from continuing operations before provision for income taxes	6.5	(43.4)	233.9	102.5
Income tax benefit (provision)	0.8	77.8	(51.3)	19.9
Income from continuing operations, net of tax	7.3	34.4	182.6	122.4
Income from discontinued operations, net of tax	4.1	3.8	170.2	18.1
Net income	$11.4	$38.2	$352.8	$140.5

Net income per common share data - basic:
Continuing operations	$0.18	$0.75	$4.42	$2.59
Discontinued operations	$0.10	$0.08	$4.12	$0.38
Net income per common share - basic	$0.28	$0.83	$8.54	$2.97

Net income per common share data - diluted:
Continuing operations	$0.18	$0.74	$4.39	$2.55
Discontinued operations	$0.10	$0.08	$4.09	$0.37
Net income per common share - diluted	$0.28	$0.82	$8.48	$2.92

Weighted average shares outstanding:
Basic	40.6	45.9	41.3	47.2
Diluted	41.0	46.6	41.6	48.0

Other comprehensive income (loss):
Foreign currency translation, net of tax	$0.2	$(0.2)	$0.6	$(0.1)
Change in pension benefits, net of tax	(0.2)	(0.1)	(0.2)	—
Other comprehensive income (loss)	—	(0.3)	0.4	(0.1)
Comprehensive income	$11.4	$37.9	$353.2	$140.4

CHURCHILL DOWNS INCORPORATED
CONSOLIDATED BALANCE SHEETS
December 31,

(in millions)	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$133.3	$51.7
Restricted cash	40.0	31.2
Accounts receivable, net of allowance for doubtful accounts of $4.0 in 2018 and $3.6 in 2017	28.8	49.6
Income taxes receivable	17.0	35.6
Other current assets	22.4	18.9
Current assets of discontinued operations held for sale	—	69.1
Total current assets	241.5	256.1
Property and equipment, net	757.5	608.0
Investment in and advances to unconsolidated affiliates	108.1	171.3
Goodwill	338.0	317.6
Other intangible assets, net	264.0	169.4
Other assets	16.1	13.6
Long-term assets of discontinued operations held for sale	—	823.4
Total assets	$1,725.2	$2,359.4
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$47.0	$54.1
Purses payable	15.8	12.5
Account wagering deposit liabilities	29.6	24.0
Accrued expense	89.8	75.8
Current deferred revenue	47.9	70.9
Current maturities of long-term debt	4.0	4.0
Dividends payable	22.5	23.7
Current liabilities of discontinued operations held for sale	—	188.2
Total current liabilities	256.6	453.2
Long-term debt (net of current maturities and loan origination fees of $4.7 in 2018 and $5.1 in 2017)	387.3	632.9
Notes payable (net of debt issuance costs of $7.0 in 2018 and $7.7 in 2017)	493.0	492.3
Non-current deferred revenue	21.1	29.3
Deferred income taxes	78.2	40.6
Other liabilities	15.7	16.0
Non-current liabilities of discontinued operations held for sale	—	54.8
Total liabilities	1,251.9	1,719.1
Commitments and contingencies
Shareholders' equity:
Preferred stock, no par value; 0.3 shares authorized; no shares issued or outstanding	—	—
Common stock, no par value; 150.0 shares authorized; 40.4 shares issued and outstanding in 2018 and 46.2 in 2017	—	7.3
Retained earnings	474.2	634.3
Accumulated other comprehensive loss	(0.9)	(1.3)
Total shareholders' equity	473.3	640.3
Total liabilities and shareholders' equity	$1,725.2	$2,359.4

CHURCHILL DOWNS INCORPORATED CONSOLIDATED STATEMENTS OF CASH FLOWS for the years ended December 31,

(in millions)	2018	2017
Cash flows from operating activities:
Net income	$352.8	$140.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	63.6	97.1
Earnings from equity investments, net	(29.6)	(25.5)
Distributed earnings from equity investments	19.8	18.0
Stock-based compensation	21.1	27.1
Deferred income taxes	36.5	(65.0)
Loss on impairment of assets	—	21.7
Loss on extinguishment of debt	—	20.7
Gain on Ocean Downs/Saratoga transaction	(54.9)	—
Loss on sale of assets	—	0.1
Gain on sale of Big Fish Games	(219.5)	—
Big Fish Games earnout and deferred payments	(4.4)	(2.4)
Game software development amortization	0.4	17.5
Other	2.8	1.7
Changes in operating assets and liabilities, net of businesses acquired and dispositions:
Game software development	(0.3)	(22.1)
Income taxes	13.8	(27.4)
Deferred revenue	(10.3)	17.2
Other assets and liabilities	6.0	(4.1)
Net cash provided by operating activities	197.8	215.1
Cash flows from investing activities:
Capital maintenance expenditures	(29.6)	(33.3)
Capital project expenditures	(119.8)	(83.6)
Acquisition of businesses, net of cash	13.1	(24.2)
Investment in joint ventures	—	(24.0)
Proceeds from sale of Big Fish Games	970.7	—
Receivable from escrow	—	13.6
Other	(10.3)	(2.1)
Net cash provided by (used in) investing activities	824.1	(153.6)
Cash flows from financing activities:
Proceeds from borrowings under long-term debt obligations	135.0	2,050.4
Repayments of borrowings under long-term debt obligations	(381.0)	(1,835.8)
Payment of dividends	(23.7)	(21.5)
Repurchase of common stock	(547.0)	(190.9)
Common stock issued	1.5	2.1
Repayment of Ocean Downs debt	(54.7)	—
Big Fish Games earnout and deferred payments	(58.2)	(31.8)
Call premium on 2021 Senior Notes	—	(16.1)
Debt issuance costs	(0.8)	(14.4)
Other	(4.4)	(1.5)
Net cash used in financing activities	(933.3)	(59.5)
Net increase (decrease) in cash, cash equivalents and restricted cash	88.6	2.0
Effect of exchange rate changes on cash	(0.8)	0.5
Cash, cash equivalents and restricted cash, beginning of year	85.5	83.0
Cash, cash equivalents and restricted cash, end of year	$173.3	$85.5

CHURCHILL DOWNS INCORPORATED
SUPPLEMENTAL INFORMATION
(unaudited)

	Three Months Ended December 31,		Years Ended December 31,
(in millions, except per common share data)	2018	2017	2018	2017
GAAP net income	$11.4	$38.2	$352.8	$140.5

Adjustments, continuing operations:
Gain on Ocean Downs/Saratoga transaction	—	—	(54.9)	—
Transaction expense, net	1.4	0.4	10.3	2.3
Pre-opening expense included in other investments	0.9	0.1	4.8	0.5
Impairment of tangible and other intangible assets	—	21.7	—	21.7
Loss on extinguishment of debt	—	20.7	—	20.7
Other	(1.2)	2.6	(1.0)	1.9
Income tax impact on net income adjustments(a)	0.2	(17.1)	9.5	(17.7)
Non-recurring non-cash income benefit of the Tax Act	—	(57.7)	—	(57.7)
Total adjustments, continuing operations	1.3	(29.3)	(31.3)	(28.3)
Gain on Big Fish Transaction, net of tax(b)	—	—	(168.3)	—
Big Fish Games net income(b)	(4.1)	(3.8)	(1.9)	(18.1)
Total adjustments	(2.8)	(33.1)	(201.5)	(46.4)
Adjusted net income	$8.6	$5.1	$151.3	$94.1

Adjusted diluted EPS	$0.21	$0.11	$3.64	$1.96

Weighted average shares outstanding - Diluted	41.0	46.6	41.6	48.0

(a) The income tax impact for each adjustment is derived by applying the effective tax rate, including current and deferred income tax expense, based upon the jurisdiction and the nature of the adjustment.
(b) Due to the Big Fish Transaction, the Big Fish Games segment is presented as a discontinued operation.

CHURCHILL DOWNS INCORPORATED
SUPPLEMENTAL INFORMATION BY OPERATING UNIT
(unaudited except year ended 2018 and 2017 amounts)

	Three Months Ended December 31,		Years Ended December 31,
(in millions)	2018	2017	2018	2017
Net revenue from external customers:
Racing:
Churchill Downs	$15.6	$14.2	$181.0	$161.3
Arlington	5.3	5.7	55.0	57.2
Fair Grounds	9.0	8.8	35.8	36.3
Calder Racing	0.6	0.6	2.5	2.5
Total Racing	30.5	29.3	274.3	257.3
Online Wagering	61.5	57.2	290.2	255.6
Casino:
Oxford	22.7	21.6	102.0	90.8
Calder	23.1	22.8	96.1	85.4
Fair Grounds Slots and VSI	20.3	18.3	81.9	74.8
Riverwalk	13.7	12.5	54.5	48.2
Harlow’s	12.3	11.7	50.2	50.0
Ocean Downs	17.8	—	25.9	—
Saratoga	—	0.3	0.6	1.3
Total Casino	109.9	87.2	411.2	350.5
Other Investments	17.1	5.2	33.3	19.2
Net revenue from external customers	$219.0	$178.9	$1,009.0	$882.6
Intercompany net revenue:
Racing:
Churchill Downs	$2.0	$1.8	$12.7	$11.4
Arlington	1.1	1.2	6.7	6.3
Fair Grounds	0.5	0.6	1.6	1.6
Calder Racing	—	—	0.1	—
Total Racing	3.6	3.6	21.1	19.3
Online Wagering	0.2	0.3	1.3	1.1
Other Investments	0.9	0.8	4.5	4.5
Eliminations	(4.7)	(4.7)	(26.9)	(24.9)
Intercompany net revenue	$—	$—	$—	$—

CHURCHILL DOWNS INCORPORATED
SUPPLEMENTAL INFORMATION BY OPERATING UNIT
(unaudited except year ended 2018 and 2017 amounts)

	Three Months Ended December 31, 2018
(in millions)	Racing	Online Wagering	Casino	Other Investments	Corporate	Eliminations	Total
Net revenue	$34.1	61.7	$109.9	$18.0	$—	$(4.7)	$219.0

Taxes & purses	(11.6)	(3.0)	(38.1)	(3.6)	—	—	(56.3)
Marketing & advertising	(0.9)	(1.5)	(4.6)	(0.8)	—	—	(7.8)
Salaries & benefits	(9.5)	(2.6)	(16.8)	(4.8)	—	—	(33.7)
Content expense	(3.2)	(32.7)	(0.3)	—	—	4.3	(31.9)
SG&A expense	(5.0)	(3.5)	(8.9)	(2.7)	(3.3)	0.2	(23.2)
Other operating expense	(10.2)	(4.5)	(12.5)	(3.3)	0.1	0.2	(30.2)
Other income	0.2	—	6.9	—	—	—	7.1

Adjusted EBITDA	$(6.1)	$13.9	$35.6	$2.8	$(3.2)	$—	$43.0

	Three Months Ended December 31, 2017
(in millions)	Racing	Online Wagering	Casino	Other Investments	Corporate(a)	Eliminations	Total
Net revenue	$32.9	$57.5	$87.2	$6.0	$—	$(4.7)	$178.9

Taxes & purses	(11.1)	(3.1)	(29.3)	—	—	—	(43.5)
Marketing & advertising	(1.0)	(1.5)	(3.0)	—	—	0.1	(5.4)
Salaries & benefits	(9.3)	(2.8)	(13.2)	(2.9)	—	—	(28.2)
Content expense	(3.5)	(28.5)	—	—	—	4.3	(27.7)
SG&A expense	(4.9)	(3.5)	(6.3)	(1.0)	(3.7)	—	(19.4)
Other operating expense	(9.5)	(5.0)	(10.6)	(1.5)	(0.1)	0.3	(26.4)
Other income	0.2	—	8.9	0.1	0.3	—	9.5

Adjusted EBITDA	$(6.2)	$13.1	$33.7	$0.7	$(3.5)	$—	$37.8

(a) The Corporate segment includes corporate and other certain expenses of $1.3 million in the fourth quarter of 2017 that have not been allocated to Big Fish Games as a result of the Big Fish Transaction and the Big Fish Games segment reported as held for sale and discontinued operations in the consolidated financial statements and related notes in our Annual Report on Form 10-K.

CHURCHILL DOWNS INCORPORATED
SUPPLEMENTAL INFORMATION BY OPERATING UNIT
(unaudited except year ended 2018 and 2017 amounts)

	Twelve Months Ended December 31, 2018
(in millions)	Racing	Online Wagering	Casino	Other Investments	Corporate	Eliminations	Total
Net revenue	$295.4	$291.5	$411.2	$37.8	$—	$(26.9)	$1,009.0

Taxes & purses	(67.3)	(15.2)	(139.9)	(4.3)	—	—	(226.7)
Marketing & advertising	(6.5)	(6.0)	(14.7)	(1.0)	—	0.3	(27.9)
Salaries & benefits	(44.0)	(9.2)	(58.5)	(15.0)	—	—	(126.7)
Content expense	(14.4)	(152.0)	(0.3)	—	—	24.6	(142.1)
SG&A expense	(17.8)	(12.1)	(26.1)	(5.3)	(11.0)	1.1	(71.2)
Other operating expense	(53.6)	(24.2)	(45.5)	(7.0)	(0.4)	0.9	(129.8)
Other income	0.6	—	43.3	0.1	0.2	—	44.2

Adjusted EBITDA	$92.4	$72.8	$169.5	$5.3	$(11.2)	$—	$328.8

	Twelve Months Ended December 31, 2017
(in millions)	Racing	Online Wagering	Casino	Other Investments	Corporate(a)	Eliminations	Total
Net revenue	$276.6	$256.7	$350.5	$23.7	$—	$(24.9)	$882.6

Taxes & purses	(65.4)	(14.7)	(117.0)	—	—	—	(197.1)
Marketing & advertising	(4.9)	(8.2)	(12.1)	—	—	0.4	(24.8)
Salaries & benefits	(41.7)	(9.9)	(53.2)	(12.0)	—	—	(116.8)
Content expense	(15.2)	(125.0)	—	—	—	22.4	(117.8)
SG&A expense	(16.8)	(12.4)	(22.6)	(3.3)	(12.2)	1.2	(66.1)
Other operating expense	(48.9)	(22.1)	(41.6)	(5.1)	(0.5)	0.9	(117.3)
Other income	0.8	—	42.0	0.4	0.3	—	43.5

Adjusted EBITDA	$84.5	$64.4	$146.0	$3.7	$(12.4)	$—	$286.2
(a) The Corporate segment includes corporate and other certain expenses of $3.6 million in 2017 that have not been allocated to Big Fish Games as a result of the Big Fish Transaction and the Big Fish Games segment reported as held for sale and discontinued operations in the consolidated financial statements and related notes in our Annual Report on Form 10-K.

CHURCHILL DOWNS INCORPORATED
SUPPLEMENTAL INFORMATION BY OPERATING UNIT
(unaudited except year ended 2018 and 2017 amounts)

	Three Months Ended December 31,		Years Ended December 31,
(in millions)	2018	2017	2018	2017
Reconciliation of Comprehensive Income to Adjusted EBITDA:

Comprehensive income	$11.4	$37.9	$353.2	$140.4
Foreign currency translation, net of tax	(0.2)	0.2	(0.6)	0.1
Change in pension benefits, net of tax	0.2	0.1	0.2	—
Net income	11.4	38.2	352.8	140.5
Income from discontinued operations, net of tax	(4.1)	(3.8)	(170.2)	(18.1)
Income from continuing operations, net of tax	7.3	34.4	182.6	122.4
Additions:
Depreciation and amortization	17.8	14.0	63.6	56.0
Interest expense	10.9	13.3	40.1	49.3
Loss on extinguishment of debt	—	20.7	—	20.7
Income tax (benefit) provision	(0.8)	(77.8)	51.3	(19.9)
EBITDA	$35.2	$4.6	$337.6	$228.5

Adjustments to EBITDA:
Selling, general and administrative:
Stock-based compensation expense	4.6	4.3	17.7	16.0
Other, net	(0.8)	0.5	(0.6)	0.5
Pre-opening expense	0.9	0.2	4.8	0.5
Other income, expense:
Interest, depreciation and amortization expense related to equity investments	1.7	6.1	13.9	16.7
Gain on Ocean Downs/Saratoga transaction	—	—	(54.9)	—
Transaction expense, net	1.4	0.4	10.3	2.3
Impairment of tangible and other intangible assets	—	21.7	—	21.7
Total adjustments to EBITDA	7.8	33.2	(8.8)	57.7
Adjusted EBITDA	$43.0	$37.8	$328.8	$286.2

Adjusted EBITDA by segment:
Racing	$(6.1)	$(6.2)	$92.4	$84.5
Online Wagering	13.9	13.1	72.8	64.4
Casino	35.6	33.7	169.5	146.0
Other Investments	2.8	0.7	5.3	3.7
Corporate(d)	(3.2)	(3.5)	(11.2)	(12.4)
Adjusted EBITDA	$43.0	$37.8	$328.8	$286.2

(d) The Corporate segment includes corporate and other certain expenses of $3.6 million for the year ended December 31, 2017 that have not been allocated to Big Fish Games as a result of the Big Fish Transaction and the Big Fish Games segment reported as held for sale and discontinued operations in the consolidated financial statements and related notes in our Annual Report on Form 10-K.

CHURCHILL DOWNS INCORPORATED
SUPPLEMENTAL INFORMATION BY OPERATING UNIT
(Unaudited except year ended 2018 and 2017 amounts)

	Three Months Ended December 31,		Years Ended December 31,
(in millions)	2018	2017	2018	2017
Corporate allocated expense:
Racing	$(2.3)	$(1.8)	$(7.0)	$(6.1)
Online Wagering	(2.0)	(1.6)	(6.2)	(5.5)
Casino	(3.0)	(2.2)	(9.3)	(7.5)
Other Investments	(1.3)	(0.5)	(2.4)	(1.5)
Corporate allocated expense	8.6	6.1	24.9	20.6
Total Corporate allocated expense	$—	$—	$—	$—

CHURCHILL DOWNS INCORPORATED
SUPPLEMENTAL JOINT VENTURE FINANCIAL STATEMENTS
(Unaudited)

Summarized financial information for our equity investments is comprised of the following:

	Three Months Ended December 31,		Years Ended December 31,
(in millions)	2018	2017	2018	2017
Net revenue	$45.1	$102.8	$367.2	$443.7
Operating and SG&A expense	31.4	82.0	271.9	345.3
Depreciation and amortization	3.2	9.8	22.2	25.9
Operating income	10.5	11.0	73.1	72.5
Interest and other expense, net	(0.6)	(3.8)	(6.3)	(8.5)
Net income	$9.9	$7.2	$66.8	$64.0

	December 31,
(in millions)	2018	2017
Assets
Current assets	$24.0	$64.5
Property and equipment, net	95.7	234.6
Other assets, net	106.7	236.5
Total assets	$226.4	$535.6

Liabilities and Members' Equity
Current liabilities	$21.2	$100.3
Long-term debt	—	110.1
Other liabilities	—	0.1
Members' equity	205.2	325.1
Total liabilities and members' equity	$226.4	$535.6

CHURCHILL DOWNS INCORPORATED
SUPPLEMENTAL JOINT VENTURE FINANCIAL STATEMENTS
(Unaudited)

Summarized financial information for MVG is comprised of the following:

	Three Months Ended December 31,		Years Ended December 31,
(in millions)	2018	2017	2018	2017
Net revenue	$44.3	$39.0	$176.9	$165.7
Operating and SG&A expense	30.6	27.8	122.0	117.2
Depreciation and amortization	3.2	3.3	13.6	12.8
Operating income	10.5	7.9	41.3	35.7
Interest and other expense, net	(0.3)	(0.5)	(1.5)	(2.4)
Net income	$10.2	$7.4	$39.8	$33.3

	December 31,
(in millions)	2018	2017
Assets
Current assets	$22.9	$18.1
Property and equipment, net	95.4	103.5
Other assets, net	106.7	106.6
Total assets	$225.0	$228.2

Liabilities and Members' Equity
Current liabilities	$20.8	$19.0
Long-term debt	—	7.1
Other liabilities	—	0.1
Members' equity	204.2	202.0
Total liabilities and members' equity	$225.0	$228.2